Exhibit 10.2

EXPANSION CONSTRUCTION NOTE

$33,000,000.00	Sioux Falls, South Dakota
August 28, 2006

FOR VALUE RECEIVED, Northern Lights Ethanol, LLC, a South Dakota limited liability company (“Borrower”), hereby promises to pay to the order of U.S. Bank National Association, a national banking association (“Lender”, which term shall include any future holder hereof), at or at such other place as Lender may from time to time designate in writing, in lawful money of the United States of America, the principal sum of Thirty-Three Million and no/100 Dollars ($33,000,000.00) (the “Expansion Loan”) or so much thereof as may be advanced hereunder, and to pay interest on the outstanding principal balance hereof from time to time at the rate set forth herein.  This Note is given pursuant to that Amended and Restated Loan Agreement (the “Amended Loan Agreement”) between Lender and Borrower dated the same date as this Note.  The Expansion Loan shall initially be known as the “Expansion Loan” and in the event the Expansion Loan converts to long term financing, will be known as the “Term Loan” as of the Conversion Date, as defined in the Amended Loan Agreement.

EXPANSION LOAN.  Borrower will pay the Expansion Loan in accordance with the following terms and conditions:

1.             Calculation of Interest.  Interest on each Advance hereunder shall accrue at an annual rate equal to 2.75% plus the one-month LIBOR rate quoted by Lender (LIBOR + 2.75%), which shall be the one-month LIBOR rate in effect two New York Banking Days prior to the stated monthly reprice date, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate to be reset monthly on the last day of the month.  The term “New York Banking Day” means any date (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.  Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error.  If the initial Advance under this Note occurs other than on the first day of the month, the initial one-month LIBOR rate shall be that one-month LIBOR rate in effect two New York Banking Days prior to the date of the initial advance, which rate shall be in effect on the remaining days of the month of the initial advance.

2.             Payment Schedule.  Borrower shall make payments of all accrued interest commencing on the last day of the month in which the First Advance Date (as defined in the Amended Loan Agreement) falls, and continuing on the last day of each month thereafter.

3.             Conversion to Term Loan.  In the event the Expansion Loan qualifies for conversion to the Term Loan under the terms of the Amended Loan Agreement, the outstanding principal balance of the Expansion Loan and all accrued interest thereon shall be converted to the Term Loan on the Conversion Date, as defined in the Amended Loan Agreement, which shall not be later than August 31, 2007.

4.             Payment of Interest in Full on Conversion Date.  All accrued interest owed on the Expansion Loan shall be paid in full on the Conversion Date.  In the event the Loan has not been accelerated under the terms of the Amended Loan Agreement prior to the Conversion Date, and the Loan does not qualify for conversion to the Term Loan under the terms of the Amended Loan Agreement, the Maturity Date of the Loan shall be the Conversion Date, which in no event will be later than August 31, 2007.

TERM LOAN.  In the event the Loan qualifies for conversion from the Expansion Loan to the Term Loan under the terms of the Amended Loan Agreement, Borrower will pay the Term Loan in accordance with the following terms and conditions.  Borrower acknowledges that any fixed interest rate will increase according to the term of the Term Loan (the period between the Conversion Date and the Maturity Date).  In no event will the Maturity Date be later than the seventh (7th) anniversary of the Conversion Date.

1.             Interest Rate Options; Variable and Fixed.  Borrower shall have two interest rate options for the Term Loan.  The first option shall be the same variable rate as provided for the Expansion Loan.  If the variable rate option is chosen, the interest rate shall continue to be adjusted each time that the Index changes. The second option is a fixed interest rate which will be negotiated by the parties prior to the Conversion Date, excluding any fixed interest rate negotiated as part of an interest rate swap arrangement between Borrower and Lender.  If the parties negotiate and agree to a fixed interest rate, such agreement shall be evidenced by Lender and Borrower executing an amendment to this Note setting forth the fixed interest rate agreed upon by the parties.  If such an amendment to this Note is not executed prior to the Conversion Date, the variable rate option shall apply to the Term Loan from and after the Conversion Date.  Borrower further acknowledges that Lender may be required to obtain the consent of all participants in the Loan and that Lender may be unable to agree to a fixed interest rate without the prior consent of such participants.

2.             Term of Loan.  The Term Loan shall be amortized over a period of ten (10) years commencing on the Conversion Date.

3.             Payment Schedule for Variable Rate Loan.  In this Note each “Quarterly Payment Date” shall be May 31, August 31, November 30 and February 28 of each year.  If the variable interest rate option applies to the Term Loan, Borrower shall make (i) quarterly installments of principal in the amount of $825,000 each commencing on the first Quarterly Payment Date following the Conversion Date, and each Quarterly Payment Date thereafter, plus (ii) payments of all accrued interest commencing on the last day of the month in which the Conversion Date falls, and continuing on the last day of each month thereafter.  On each Quarterly Payment Date, borrower shall make both these principal and interest payments.

4.             Payment Schedule for Fixed Interest Loan.  If a fixed rate option applies to the Term Loan, Borrower shall make equal quarterly installments of amortized principal and interest commencing on the first Quarterly Payment Date following the Conversion Date, and continuing on the first day of each Quarterly Payment Date thereafter.  Such quarterly payments shall be sufficient to fully amortize this Note over the amortization period.

5.             Payment in Full on Maturity Date.  The outstanding principal balance and all interest accrued thereon and all other amounts due hereunder shall be paid in all events on the Maturity Date.

TERMS APPLICABLE TO EXPANSION LOAN AND TERM LOAN. The remaining terms of this Note apply to the Expansion Loan and the Term Loan, if the Loan converts to a Term Loan:

PAYMENTS DUE ON NON-BUSINESS DAY.  In the event any payment under this Note is due on a date other than a Business Day (as defined in the Amended Loan Agreement), such payment shall be due on the Business Day immediately following the day the payment was otherwise due.

INTEREST COMPUTATION.  Interest shall be calculated on a 365/360 simple basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding.

COORDINATION WITH AMENDED LOAN AGREEMENT.  This Note is the Expansion Construction Note referred to in the Amended Loan Agreement, and is subject to the additional terms and conditions set forth in the Amended Loan Agreement and the Loan Documents referred to therein.  This Note is secured by a Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Financing Statement of even date herewith on real property located in Grant County, South Dakota, therein described, as well as other collateral described in the Amended Loan Agreement and the other Loan Documents.  Capitalized terms not defined herein shall have the meaning given such terms in the Amended Loan Agreement.  The headings of paragraphs of this Note are for convenience of the parties only and shall not be used in interpreting this Note.

LATE PAYMENT; GRACE PERIOD.  If a payment due hereunder is not made within five days after the date when due, Borrower shall pay to Lender a late payment charge of Five Hundred Dollars ($500.00) to compensate Lender for a portion of the cost related to handling the overdue payment.  After an Event of Default, as defined in the Amended Loan Agreement, then the entire principal sum evidenced by this Note, together with all accrued and unpaid interest, shall, at the option of the holder hereof, bear interest at the rate per annum (the “Default Rate”) equal to 3% in excess of the rate of interest per annum which would otherwise be payable hereunder, and become immediately due and payable without further notice (except as provided in the Amended Loan Agreement), demand or presentment for payment, and without any relief whatever from any valuation or appraisement laws.  Failure to exercise any option provided herein shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.  Borrower agrees that if, and as often as, this Note is given to an attorney for collection or to defend or enforce any of Lender’s rights hereunder, Borrower will pay to Lender Lender’s reasonable attorneys’ fees together with all court costs, service tax and other expenses paid by Lender, whether or not any action or proceeding is commenced by the Lender.

CERTAIN BORROWER WAIVERS.  Borrower waives presentment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note and any lack of diligence or delays in collection or enforcement of this Note.  Borrower agrees that this Note, or any payment hereunder, may be extended from time to time, and Borrower consents to the release of any party liable for the obligation evidenced by this Note, the release of any of the security for this Note, the acceptance of any other security therefor, or any other indulgence or forbearance whatsoever, all without notice to any party and without affecting the liability of Borrower.

PREPAYMENT; VARIABLE RATE.  So long as (i) a variable interest rate is applicable to this Loan, and (ii) Borrower has not entered into an interest rate swap agreement with Lender restricting prepayment, Borrower may prepay this Note in whole or in part at any time, and if in part from time to time, during the entire term of this Note, without penalty or premium.  No prepayment shall suspend any required payments of either principal or interest on this Note or reduce the amount of any scheduled payment.

PREPAYMENT; FIXED RATE.  If a fixed interest rate is applicable to this Loan (other than through an interest rate swap arrangement between Lender and Borrower), there shall be no prepayments of this Note, provided that Lender may consider requests for its consent with respect to prepayment of this Note, without incurring an obligation to do so, and Borrower acknowledges that in the event that such consent is granted, Borrower shall be required to pay Lender, upon prepayment of all or part of the principal amount before final maturity, an Indemnity Amount equal to the maximum of:  (a) zero, or (b) that amount, calculated on any prepayment date, which is derived by subtracting:  (1) the principal amount of the Note or portion of the Note to be prepaid from (2) the Net Present Value of the Note or portion of the Note to be prepaid on such date of prepayment.

“Net Present Value” shall mean the amount which is derived by summing the present values of each prospective payment of principal and interest which, without such full or partial prepayment, could otherwise have been received by Lender over the shorter of the remaining contractual life of the Note or next repricing date if Lender had instead initially invested the Note proceeds at the Initial Money Market Rate.  The individual discount rate used to present value each prospective payment of interest and/or principal shall be the Money Market Rate at Prepayment for the maturity matching that of each specific payment of principal and/or interest.

“Initial Money Market Rate” shall mean the rate per annum, determined solely by Lender, on the first day of the term of this Note or the most recent repricing date or as mutually agreed upon by Borrower and Lender, as the rate at which Lender would be able to borrow funds in Money Markets for the amount of this Note and with an interest payment frequency and principal repayment schedule equal to this Note and for a term as may be arranged and agreed upon by Borrower and Lender.  Such a rate shall include FDIC insurance, reserve requirements and other explicit or implicit costs levied by any regulatory agency.  Borrower acknowledges that Lender is under no obligation to actually purchase and/or match funds for the Initial Money Market Rate of this Note.

“Money Market Rate At Prepayment” shall mean that zero-coupon rate, calculated on the date of prepayment, and determined solely by Lender, as the rate in which Lender would be able to borrow funds in Money Markets for the prepayment amount matching the maturity of a specific prospective Note payment or repricing date.  Such a rate shall include FDIC insurance, reserve requirements and other explicit or implicit costs levied by any regulatory agency.  A separate Money Market Rate at Prepayment will be calculated for each prospective interest and/or principal payment date.

“Money Markets” shall mean one or more wholesale funding mechanisms available to Lender, including negotiable certificates of deposit, Eurodollar deposits, bank notes, fed funds, interest rate swaps, or others.

In calculating the amount of such an Indemnity Amount, Lender is hereby authorized by Borrower to make such assumptions regarding the source of funding, redeployment of funds and other related matters, as Lender may deem appropriate.  If Borrower fails to pay any Indemnity Amount when due, the amount of such Indemnity Amount shall thereafter bear interest until paid at the Default Rate specified in this Note (computed on the basis of a 360-day year, actual days elapsed).  Any prepayment of principal shall be accompanied by a payment of interest accrued to date thereon; and such prepayment shall be applied to the principal installments in the inverse order of their maturities.  All partial prepayments shall be in increments of $100,000.00.

PAYMENT OF OTHER ITEMS.  If Borrower defaults under any of the terms of this Note, Borrower shall pay all reasonable costs and expenses, including without limitation attorneys’ fees (including any service tax thereon) and costs, incurred by Lender in enforcing this Note immediately upon Lender’s demand, whether or not any action or proceeding is commenced by Lender.  Without limiting the generality of the preceding sentence, such costs and expenses shall include all attorneys’ fees and costs incurred by Lender in connection with any federal or state bankruptcy, insolvency, reorganization, or other similar proceeding by or against Borrower or any surety, guarantor or endorser of this Note which in any way affects Lender’s exercise of its rights and remedies under this Note or under the Amended Loan Agreement or any other Loan Document.  Maker hereby stipulates that Lender is a “regulated lender” within the meaning of SDCL 54-3-13 and other applicable South Dakota statutes.

NO OFFSET.  No indebtedness evidenced by this Note shall be offset by all or part of any claim, cause of action, or cross-claim of any kind, whether liquidated or unliquidated, which Borrower now has or may hereafter acquire or allege to have acquired against Lender.  To the fullest extent permitted by law, Borrower waives the benefits of any applicable law, regulation, or procedure which provides, in substance, that where cross demands for money exist between parties at any point in time when neither demand is barred by the applicable statute of limitations, and an action is thereafter commenced by one such party, the other party may assert the defense of payment in that the two demands are compensated so far as they equal each other, notwithstanding that an independent action asserting the claim would at the time of filing the response be barred by the applicable statute of limitations.

CERTAIN BORROWER WAIVERS.  Borrower waives presentment, protest and demand, notice of protest, demand and of dishonor and nonpayment of this Note and any lack of diligence or delays in collection or enforcement of this Note.  Borrower agrees that this Note, or any payment hereunder, may be extended from time-to-time, and Borrower consents to the release of any party liable for the obligation evidenced by this Note, the release of any of the security for this Note, the acceptance of any other security therefor, or any other indulgence or forbearance whatsoever, all without notice to any party and without affecting the liability of Borrower.

APPLICABLE LAW.  This note shall be construed under and governed by the laws of the State of south Dakota, without giving effect to conflict of laws or principles thereof, but giving effect to federal laws of the United States applicable to national banks.  Whenever possible, each provision of this note and any other statement, instrument or transaction contemplated hereby or relating hereto, shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this note or any other statement, instrument or transaction contemplated hereby or relating hereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this note or any other statement, instrument or transaction contemplated hereby or relating hereto.

THIS NOTE SHALL BE CONSTRUED UNDER AND GOVERNED BY THE LAWS OF THE STATE OF SOUTH DAKOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS OR PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.  WHENEVER POSSIBLE, EACH PROVISION OF THIS NOTE AND ANY OTHER STATEMENT, INSTRUMENT OR TRANSACTION CONTEMPLATED HEREBY OR RELATING HERETO, SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER SUCH APPLICABLE LAW, BUT, IF ANY PROVISION OF THIS NOTE OR ANY OTHER STATEMENT, INSTRUMENT OR TRANSACTION CONTEMPLATED HEREBY OR RELATING HERETO SHALL BE HELD TO BE PROHIBITED OR INVALID UNDER SUCH APPLICABLE LAW, SUCH PROVISION SHALL BE INEFFECTIVE ONLY TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS NOTE OR ANY OTHER STATEMENT, INSTRUMENT OR TRANSACTION CONTEMPLATED HEREBY OR RELATING HERETO.

AT THE OPTION OF LENDER, THIS NOTE MAY BE ENFORCED IN ANY FEDERAL COURT OR SOUTH DAKOTA CIRCUIT COURT SITTING IN GRANT OR MINNEHAHA COUNTY, SOUTH DAKOTA; AND BORROWER CONSENTS TO THE

JURISDICTION AND VENUE OF ANY SUCH COURTS AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT.  IN THE EVENT BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS NOTE, LENDER AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

Borrower and Lender each irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or any of the Loan Documents (as defined in the Amended Loan Agreement) or the transactions contemplated hereby or thereby.

NORTHERN LIGHTS ETHANOL, LLC

By:	/s/	Delton Strasser
Print Name: Delton Strasser
Its: President